EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $4.5 MILLION
RESULTS DRIVEN BY STRONG CORE BUSINESS FUNDAMENTALS

NOVATO, CA, April 23, 2014 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced first quarter 2014 earnings of $4.5 million, compared to $2.3 million in the fourth quarter of 2013 and $4.9 million in the first quarter of 2013. Diluted earnings per share totaled $0.76 in the first quarter of 2014, compared to $0.41 in the prior quarter and $0.89 in the same quarter a year ago.

“The Bank of Alameda system conversion in March went smoothly due to a tremendous team effort across our organization. With this positive momentum, we continue our focus on team integration and customer relationships in the East Bay,” said Russell A. Colombo, President and Chief Executive Officer. “We also have hired several key commercial lenders in Napa and Santa Rosa, positioning us for future growth in the North Bay.”

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2014:

•
First quarter 2014 results include several non-recurring non-interest expense items, the net impact of which was a $0.05 reduction in diluted earnings per share. This includes $746 thousand in one-time expenses related to the acquisition of NorCal Community Bancorp (“NorCal”), parent company of Bank of Alameda. One-time acquisition-related expenses of $3.4 million in the fourth quarter of 2013 negatively impacted diluted earnings per share by $0.38.

•
Credit quality improved with non-accrual loans representing 0.79% of total loans at March 31, 2014, down from 0.92% at year-end and 1.43% a year ago. Net charge-offs for the first quarter totaled $142 thousand, compared to net recoveries of $266 thousand in the prior quarter and net recoveries of $3 thousand in the same quarter a year ago. The current quarter charge-offs primarily relate to the resolution of two non-accrual loans, for which reserves had been previously established.

•
Deposits totaled $1.6 billion at both March 31, 2014 and December 31, 2013, and grew $344.8 million, or 28.0%, over a year ago. The increase primarily reflects deposits acquired from the NorCal acquisition, as well as organic growth in Marin and Sonoma markets.

•
The total risk-based capital ratio for Bancorp was 13.5% at March 31, 2014 compared to 13.2% at December 31, 2013 and 14.0% at March 31, 2013. The ratio fell compared to the same quarter a year ago due to $10.7 million in goodwill and intangibles related to the NorCal acquisition, which are excluded from regulatory capital. The risk-based capital ratio continues to be well above regulatory requirements for a well-capitalized institution. Tangible common equity to tangible assets totaled 9.8% at March 31, 2014, compared to 9.5% at the end of the prior quarter and 11.0% a year ago. The ratio fell compared to the same quarter a year ago due to the NorCal acquisition.

•
On April 17, 2014, the Board of Directors declared a quarterly cash dividend of $0.19 per share. The cash dividend is payable to shareholders of record at the close of business on May 2, 2014 and will be payable on May 9, 2014.

Loans and Credit Quality

Gross loans totaled $1.3 billion at both March 31, 2014 and December 31, 2013, and totaled $1.1 billion at March 31, 2013. The increase in loans from a year ago reflects both loans acquired from NorCal and organic growth. Non-accrual loans totaled $10.1 million, or 0.79%, of Bancorp's loan portfolio at March 31, 2014, a decrease from $11.7 million, or 0.92%, at December 31, 2013 and $15.3 million, or 1.43%, a year ago. The decrease in non-accrual loans from year-end primarily relates to $1.4 million in commercial and construction loans that were resolved in the first quarter. Accruing loans past due 30 to 89 days totaled $2.8 million at March 31, 2014, compared to $995 thousand at December 31, 2013 and $8.1 million a year ago.

The provision for loan losses totaled $150 thousand in both the first quarter of 2014 and the fourth quarter of 2013, compared to a reversal in the provision for loan losses totaling $230 thousand in the same quarter a year ago. The ratio of loan loss reserve to loans decreased slightly from 1.12% at December 31, 2013 to 1.11% at March 31, 2014.

Deposits

Deposits totaled $1.6 billion at both March 31, 2014 and December 31, 2013, compared to $1.2 billion at March 31, 2013. The increase in deposits from a year ago results from the NorCal acquisition and organic growth, with higher balances seen in most deposit categories, except for CDARS time deposits. The decrease in money market accounts compared to prior quarter-end is primarily due to attrition in a small population of high-priced deposits after repricing at conversion. Non-interest bearing deposits totaled 44.5% of total deposits as of March 31, 2014, compared to 40.8% at the prior quarter-end and 39.5% at March 31, 2013. The increase primarily reflects the conversion of certain NorCal interest bearing accounts to non-interest bearing Bank of Marin accounts.

Earnings

"With the successful system conversion of Bank of Alameda complete and the remaining costs accounted for this quarter, we are pleased with the trends in our efficiency ratio and return on assets,” said Tani Girton, Chief Financial Officer. “We had a healthy increase in net interest margin thanks to a full quarter of East Bay earnings and the investment of excess cash into loans and securities.”

Net interest income totaled $17.9 million in the first quarter of 2014 compared to $15.6 million in the prior quarter and $14.8 million in the same quarter a year ago. The increase from prior quarter and the same quarter a year ago primarily relates to a full quarter of interest income on loans acquired from NorCal and a higher volume of investment securities. The tax-equivalent net interest margin was 4.25%, 4.05% and 4.48% for those respective periods. The accretion of the purchase discounts on loans acquired from NorCal and a shift towards higher yielding assets contributed to the increase in net-interest margin in the first quarter of 2014 compared to the prior quarter. The decrease in the first quarter of 2014 compared to the same quarter a year ago relates to the impact of the low interest rate environment on our loan portfolio rates, an increase in cash balances as a percentage of interest-earning assets and the absence of gains on pay-offs of purchase credit-impaired loans (“PCI”). This decrease is partially offset by the accretive effects of loans from the NorCal acquisition.

Summary of Charter Oak and NorCal acquisitions' impact on net interest margin:

	Three months ended
	March 31, 2014		December 31, 2013		March 31, 2013
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$180	4 bps	$180	5 bps	$236	7 bps
Accretion on non-PCI loans	$1,330	31 bps	$571	14 bps	$132	4 bps
Gains on pay-offs of PCI loans	$—	0 bps	$—	0 bps	$320	9 bps

For acquired loans not considered credit-impaired, the level of accretion varies due to maturities and early pay-offs of these loans. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Non-interest income in the first quarter of 2014 totaled $2.2 million, compared to $2.1 million in both the prior quarter and same quarter a year ago. The increase from the prior quarter and same quarter a year ago primarily relates to an increase in other income, including higher dividend income from the Federal Home Loan Bank of San Francisco.

Non-interest expense totaled $12.8 million in the first quarter of 2014, compared to $13.9 million in the prior quarter and $9.7 million in the same quarter a year ago. First quarter 2014 non-interest expense includes $746 thousand in one-time acquisition-related expenses associated with data processing and personnel severance costs, compared to $3.4 million in one-time acquisition-related expenses in the fourth quarter of 2013. No significant one-time expenses related to the NorCal acquisition are expected going forward. The increase in non-interest expense from the same quarter a year ago primarily reflects the one-time acquisition-related expenses in the first quarter of 2014 (discussed above), temporary conversion personnel, and higher staffing and occupancy costs. Ongoing expenses for data processing transaction volumes, staffing, and facilities are projected to stabilize at somewhat higher than pre-acquisition levels due to the expansion into the East Bay and lenders added in the North Bay.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, our ability to integrate the business of NorCal, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, expected future cash flows on acquired loans, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the NorCal acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2014

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	March 31, 2014	December 31, 2013	March 31, 2013
NET INCOME	$4,533	$2,345	$4,866
DILUTED EARNINGS PER COMMON SHARE	$0.76	$0.41	$0.89
RETURN ON AVERAGE ASSETS (ROA)	1.01%	0.57%	1.38%
RETURN ON AVERAGE EQUITY (ROE)	9.97%	5.47%	12.76%
EFFICIENCY RATIO	63.86%	78.39%	57.36%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.25%	4.05%	4.48%
NET CHARGE-OFFS/(RECOVERIES)	$142	$(266)	$(3)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	0.01%	(0.02)%	—%

AT PERIOD END
TOTAL ASSETS	$1,797,852	$1,805,194	$1,427,022

LOANS:
COMMERCIAL AND INDUSTRIAL	$177,995	$183,291	$175,735
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$232,117	$241,113	$196,803
COMMERCIAL INVESTOR-OWNED	$640,843	$625,019	$509,829
CONSTRUCTION	$32,512	$31,577	$32,835
HOME EQUITY	$99,723	$98,469	$90,495
OTHER RESIDENTIAL	$78,772	$72,634	$45,879
INSTALLMENT AND OTHER CONSUMER LOANS	$16,028	$17,219	$20,259
TOTAL LOANS	$1,277,990	$1,269,322	$1,071,835

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$154	$1,187	$3,884
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,694	$2,807	$5,714
CONSTRUCTION	$4,813	$5,218	$2,239
HOME EQUITY	$228	$234	$530
OTHER RESIDENTIAL	$646	$660	$1,165
INSTALLMENT AND OTHER CONSUMER LOANS	$161	$169	$356
TOTAL NON-ACCRUAL LOANS	$10,099	$11,678	$15,291

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$34,285	$31,140	$31,141
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$2,809	$995	$8,077
LOAN LOSS RESERVE TO LOANS	1.11%	1.12%	1.25%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	1.41	x	1.22	x	0.88	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.79%	0.92%	1.43%
TEXAS RATIO[3]	5.57%	6.58%	9.09%

TOTAL DEPOSITS	$1,576,340	$1,587,102	$1,231,551
LOAN TO DEPOSIT RATIO	81.1%	80.0%	87.0%
STOCKHOLDERS' EQUITY	$186,165	$180,887	$156,843
BOOK VALUE PER SHARE	$31.51	$30.78	$28.88
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	9.8%	9.5%	11.0%
TOTAL RISK BASED CAPITAL RATIO-BANK[5]	13.0%	12.6%	13.5%
TOTAL RISK BASED CAPITAL RATIO-BANCORP[5]	13.5%	13.2%	14.0%
FULL TIME EQUIVALENT EMPLOYEES	277	281	241

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $14.5 million, $12.9 million and $10.8 million at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $5.8 million, $5.7 million and $2.0 million that were accreting interest at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $7.2 million, $7.1 million and $3.6 million at March 31, 2014, December 31, 2013 and March 31, 2013.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $10.7 million and $10.9 million at March 31, 2014 and December 31, 2013, respectively. Tangible assets excludes goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at March 31, 2014, December 31, 2013 and March 31, 2013

(in thousands, except share data; March 2014 & March 2013 unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Cash and due from banks	$91,567	$103,773	$31,364
Investment securities
Held-to-maturity, at amortized cost	132,019	122,495	138,978
Available-for-sale (at fair value; amortized cost $230,067, $245,158 and $139,414 at March 31, 2014, December 31, 2013 and March 31, 2013, respectively)	230,337	243,998	142,653
Total investment securities	362,356	366,493	281,631
Loans, net of allowance for loan losses of $14,232, $14,224 and $13,434 at March 31, 2014, December 31, 2013 and March 31, 2013, respectively	1,263,758	1,255,098	1,058,401
Bank premises and equipment, net	9,036	9,110	9,358
Goodwill	6,436	6,436	—
Interest receivable and other assets	64,699	64,284	46,268
Total assets	$1,797,852	$1,805,194	$1,427,022

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$701,561	$648,191	$485,942
Interest bearing
Transaction accounts	96,550	137,748	86,124
Savings accounts	119,361	118,770	95,428
Money market accounts	499,909	520,525	417,293
CDARS® time accounts	—	400	7,448
Other time accounts	158,959	161,468	139,316
Total deposits	1,576,340	1,587,102	1,231,551
Federal Home Loan Bank borrowings	15,000	15,000	23,200
Subordinated debentures	5,023	4,969	—
Interest payable and other liabilities	15,324	17,236	15,428
Total liabilities	1,611,687	1,624,307	1,270,179

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,907,736, 5,877,524 and 5,430,220 at March 31, 2014, December 31, 2013 and March 31, 2013, respectively	81,049	80,095	59,906
Retained earnings	104,877	101,464	95,059
Accumulated other comprehensive income, net	239	(672)	1,878
Total stockholders' equity	186,165	180,887	156,843
Total liabilities and stockholders' equity	$1,797,852	$1,805,194	$1,427,022

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
Interest income
Interest and fees on loans	$16,319	$14,358	$13,635
Interest on investment securities
Securities of U.S. Government agencies	1,232	810	625
Obligations of state and political subdivisions	634	615	638
Corporate debt securities and other	268	271	324
Interest due from banks and other	51	75	8
Total interest income	18,504	16,129	15,230
Interest expense
Interest on interest bearing transaction accounts	23	17	11
Interest on savings accounts	11	10	8
Interest on money market accounts	158	124	99
Interest on CDARS® time accounts	—	—	5
Interest on other time accounts	235	232	232
Interest on FHLB and overnight borrowings	78	79	79
Interest on subordinated debentures	105	35	—
Total interest expense	610	497	434
Net interest income	17,894	15,632	14,796
Provision for (reversal of) loan losses	150	150	(230)
Net interest income after provision for (reversal of) loan losses	17,744	15,482	15,026
Non-interest income
Service charges on deposit accounts	556	517	521
Wealth Management and Trust Services	564	544	547
Debit card interchange fees	300	284	252
Merchant interchange fees	198	199	205
Earnings on Bank-owned life Insurance	213	188	401
(Loss) gain on sale of securities	(8)	34	—
Other income	393	297	180
Total non-interest income	2,216	2,063	2,106
Non-interest expense
Salaries and related benefits	6,930	5,857	5,298
Occupancy and equipment	1,334	1,182	1,073
Depreciation and amortization	416	363	336
Federal Deposit Insurance Corporation insurance	250	240	214
Data processing	1,360	3,477	549
Professional services	628	869	527
Other expense	1,925	1,883	1,698
Total non-interest expense	12,843	13,871	9,695
Income before provision for income taxes	7,117	3,674	7,437
Provision for income taxes	2,584	1,329	2,571
Net income	$4,533	$2,345	$4,866
Net income per common share:
Basic	$0.77	$0.42	$0.90
Diluted	$0.76	$0.41	$0.89
Weighted average shares used to compute net income per common share:
Basic	5,870	5,585	5,389
Diluted	5,980	5,697	5,487
Dividends declared per common share	$0.19	$0.19	$0.18
Comprehensive income:
Net income	$4,533	$2,345	$4,866
Other comprehensive income (loss)
Change in net unrealized gain (loss) on available-for-sale securities	1,415	(2,131)	(303)
Reclassification adjustment for loss (gain) on sale of available-for-sale securities included in net income	15	(16)	—
Net change in unrealized gain (loss) on available-for-sale securities, before tax	1,430	(2,147)	(303)
Deferred tax expense (benefit)	519	(903)	(126)
Other comprehensive income (loss), net of tax	911	(1,244)	(177)
Comprehensive income	$5,444	$1,101	$4,689

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2014			December 31, 2013			March 31, 2013
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$85,750	$51	0.24%	$116,627	$75	0.25%	$5,710	$8	0.56%
Investment securities [2,3]	361,795	2,293	2.54%	285,537	1,873	2.62%	284,429	1,780	2.50%
Loans [1,3,4]	1,268,841	16,511	5.20%	1,143,509	14,563	4.98%	1,062,957	13,808	5.20%
Total interest-earning assets [1]	1,716,386	18,855	4.39%	1,545,673	16,511	4.18%	1,353,096	15,596	4.61%
Cash and non-interest-bearing due from banks	41,793			43,385			28,250
Bank premises and equipment, net	9,088			9,033			9,425
Interest receivable and other assets, net	55,829			44,278			37,892
Total assets	$1,823,096			$1,642,369			$1,428,663
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$127,098	$23	0.07%	$99,116	$17	0.07%	$129,379	$11	0.03%
Savings accounts	121,278	11	0.04%	108,229	10	0.03%	96,561	8	0.03%
Money market accounts	518,930	158	0.12%	475,051	124	0.10%	432,154	99	0.09%
CDARS® time accounts	36	—	—%	889	—	—%	12,866	5	0.16%
Other time accounts	160,942	235	0.59%	146,549	232	0.63%	140,254	232	0.67%
FHLB borrowings [1]	15,000	78	2.07%	15,003	79	2.07%	18,513	79	1.71%
Subordinated debenture [1]	4,988	105	8.58%	1,616	35	8.48%	—	—	—%
Total interest-bearing liabilities	948,272	610	0.26%	846,453	497	0.23%	829,727	434	0.21%
Demand accounts	674,689			610,261			429,335
Interest payable and other liabilities	15,748			15,498			14,892
Stockholders' equity	184,387			170,157			154,709
Total liabilities & stockholders' equity	$1,823,096			$1,642,369			$1,428,663
Tax-equivalent net interest income/margin [1]		$18,244	4.25%		$16,014	4.05%		$15,162	4.48%
Reported net interest income/margin [1]		$17,894	4.17%		$15,632	3.96%		$14,796	4.37%
Tax-equivalent net interest rate spread			4.13%			3.95%			4.40%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.